EXHIBIT 99.1


 For Immediate Release

 Contact:  Dial Thru International Corp.
           Allen Sciarillo, CFO
           310-566-1700

           or

           Foley/Freisleben LLC
           Jerry Freisleben, John Foley
           213-955-0020


   DIAL THRU INTERNATIONAL REPORTS FIRST QUARTER FINANCIAL RESULTS, RECORDS
                POSITIVE EBITDA AND A SUBSTANTIAL IMPROVEMENT
                               IN OPERATING RESULTS
 ----------------------------------------------------------------------------

 LOS ANGELES (March 22, 2004) - Dial Thru International Corporation (OTCBB:
 DTIX), today announced substantial improvement in its operating results for the first quarter of 2004.

      For the three months ended January 31, 2004, revenues were $4,345,000, two percent higher than $4,276,000 from the comparable period of one year earlier. This increase was due primarily to an increase in the Company's wholesale operation, which is run over its VoIP network. The Company has begun a program to recapture a portion of its lost retail revenue in the military sector by means of a newly installed facility in Iraq, beginning what the Company believes will be a larger rollout, bolstering the Company's retail numbers in future periods.

      Dial Thru also recorded sharply reduced net loss from continuing operations of $262,000, equal to ($0.02) per share, in this year's first quarter, compared with $828,000, or ($0.05) per share, in the like quarter of fiscal 2003. Factors benefiting first quarter results from operations included a reduction of headcount of approximately 31%. In addition, depreciation and amortization decreased $271,000. The Company continues to benefit from the assets purchased in 2001 as a result of its acquisition of Rapid Link, leveraging those assets to support its current and future programs. The Company continues to review its headcount and other related overhead expenses, reducing areas that are not contributing to the Company's revenue growth.

      EBITDA (earnings before interest, taxes, depreciation and amortization) equaled a positive $33,000 for the first quarter of fiscal 2004, versus an EBITDA loss of $11,000 last year. The company believes that this measurement is important to provide the investment community with additional information regarding the company's performance exclusive of expenses that are primarily non-cash.

      First quarter net income totaled $1.2 million, equal to $0.08 per share, compared with a net loss of $1.1 million, or ($0.07) per share, in the corresponding quarter one year ago.

      Net income in the first quarter of 2004 included income from discontinued operations of $1.5 million, or $0.09 per share. This amount includes a $2.3 million write-off of the remaining net liabilities associated with the Company's German Subsidiary, Rapid Link, GMBH, which was accounted for as a discontinued operation in 2003. This amount was offset by an additional expense of $750,000, increasing the Company's potential state sales tax liability relating to an audit of the Company's former Parent company, Canmax, Inc.

      John Jenkins, Chief Executive Officer of Dial Thru International, commented, "The Company made significant progress in the first quarter as we continue to execute our strategic initiatives." He noted that the company is targeting profitable growth via its new VoIP phone products being offered to end-users. "We believe that this new product, which is being introduced to both our domestic niche and foreign markets, will open a whole new retail revenue stream unlike any product in the company's history. This focus on the retail sector should generate greater margins and less volatility in quarterly revenues going forward."

      "With the expansion of the Internet around the world and the limitation of products being introduced worldwide to capitalize on the expanding Internet, we believe that Dial Thru International is favorably positioned to capitalize on a number of attractive opportunities," he said, adding that the company expects to announce new distributor relationships and "promising new product and service offerings" shortly.

      Jenkins continued, "After weathering some very difficult times over the last three years, while many companies failed, the company is now on a positive course with a range of promising avenues for expansion. We will continue working to improve our balance sheet and finance our growth initiatives. Our primary objectives are to achieve a profitable level of operations and over the long-term to build value for the company's shareholders."

      "While our markets are highly competitive, Dial Thru benefits from its proprietary technology, know-how, marketing expertise and agility in moving aggressively to address attractive niche market opportunities that others either can't or won't compete in for some time to come. We look forward to improving operating results as the fiscal year progresses," he concluded.

      Dial Thru International Corporation supports customers in the U.S. and international markets with an expanding range of IP based products and services. These include domestic and international IP phones, dial-thru services, re-origination, Internet fax, e-Commerce, ISP, ASP, Unified Messaging, phone card products and other enhanced Internet telephony services. The company is developing a private IP telephony network and utilizes Voice over Internet Protocol to improve both cost, product offering and efficiencies of telecommunications transmissions to the end user customer, both selected consumer and small to medium enterprise. Dial Thru selectively targets domestic and international markets where its IP products offer services to customers that are not generally offered in that country today.


 This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Such statements represent the Company's expectations or beliefs concerning, among other things, future operating results and various components thereof and the adequacy of future operations to provide sufficient liquidity. The company cautions that such matters necessarily involve significant risks and uncertainties that could cause actual operating results and liquidity needs to differ materially from such statements, including, without limitation: (i) increased competition in the telecommunications business, (ii) the price sensitive nature of consumer demand, (iii) the company's dependence upon favorable pricing from its carriers and suppliers; and (iv) other risks indicated herein and in filings with the Commission, including the Form 10-K for the fiscal year ended October 31, 2003.